Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-31754 and 33-57306 on Form S-8 of our report dated April 7, 2005, relating to the financial statements of Crown Resources Corporation, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 145 described in Note 1 and an explanatory paragraph relating to the restatement described in Note 14) appearing in the Annual Report on Form 10-K of Crown Resources Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Denver, Colorado
April 7, 2005